SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K



                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



    Date of report (Date of earliest event reported)        October 24, 2002
                                                        ------------------------



                               UNOCAL CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



                                    Delaware
--------------------------------------------------------------------------------
                 (State or Other Jurisdiction of Incorporation)



    1-8483                                   95-3825062
--------------------------------------------------------------------------------
(Commission File Number)                (I.R.S. Employer Identification No.)



2141 Rosecrans Avenue, Suite 4000, El Segundo, California         90245
--------------------------------------------------------------------------------

(Address of Principal Executive Offices)                       (Zip Code)



                                 (310) 726-7600
--------------------------------------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)

Item 5.      Other Events.

Third Quarter 2002 and Year-To-Date Results
--------------------------------------------

Unocal Corporation's net earnings were $99 million, or 41 cents per share (diluted), in the third quarter of 2002 compared with $102 million, or 42 cents per share (diluted), in the third quarter of 2001. For the nine months period of 2002, net earnings were $235 million, or 96 cents per share (diluted), compared with $644 million, or $2.59 per share (diluted), for the same period a year ago.

                                                                 For the Three Months      For the Nine Months
                                                                 Ended September 30,       Ended September 30,
                                                               ---------------------------------------------------
Millions of dollars                                                   2002         2001          2002        2001
------------------------------------------------------------------------------------------------------------------
Earnings from continuing operations                                 $   99       $  102        $  234      $  629
Earnings from discontinued operations                                    -            -             1          16
Cumulative effect of accounting change                                   -            -             -          (1)
------------------------------------------------------------------------------------------------------------------
Net earnings                                                        $   99       $  102        $  235      $  644
==================================================================================================================

Continuing Operations
---------------------

Third Quarter Results: Earnings from continuing operations decreased primarily due to lower natural gas production compared with the same period a year ago, principally in the Lower 48 operations, which reflected lower Gulf of Mexico natural gas production stemming primarily from a decline in Muni field production (7 MMcf/d, net of royalty, in the third quarter of 2002 versus 140 MMcf/d, net of royalty, in the third quarter of 2001), the effect of reduced second-half 2001 drilling activity compared with the first half of 2001, and storm-related production curtailments in the Gulf of Mexico. The lower production in the Lower 48 operations was partially offset by higher natural gas production from International operations. Worldwide net daily production in the third quarter of 2002 averaged 466,000 barrels-of-oil equivalent ("BOE") per day compared with 506,000 BOE per day a year ago. The lower worldwide production reduced net earnings by approximately $30 million. The third quarter of 2002 also included an after-tax loss of $5 million in mark-to-market accruals and realized gains/losses for non-hedge commodity derivatives recorded by the Company's Northrock Resources Ltd. ("Northrock") subsidiary, compared with an after-tax gain of $1 million in the same period a year ago.

Higher liquids prices partially offset the decline in net earnings by approximately $10 million. In the third quarter of 2002, the Company's worldwide average liquids price was $24.19 per barrel, which was an increase of $1.32 per barrel, or 6 percent, from the same period a year ago. The Company's hedging program lowered the average liquids price by one cent in the third quarter of 2002 while the third quarter of 2001 included a gain of one cent per barrel from hedging activities. Dry hole costs and exploration expense were lower in the third quarter of 2002 compared to the same period a year ago primarily in International operations, and positively impacted net earnings by approximately $15 million. In addition, improved margins from Midstream operations coupled with improved carbon and mineral results (which are included in Corporate and Other segment earnings) positively impacted net earnings by approximately $10 million. After-tax provisions for environmental and litigation matters were $22 million in the third quarter of 2002, compared with $26 million in the same period a year ago.

Nine Months Results: Earnings from continuing operations were $234 million, or 96 cents per share (diluted), in the nine months period of 2002, compared with $629 million, or $2.53 per share (diluted), for the same period a year ago. The decrease was primarily due to lower commodity prices and lower worldwide production. Lower natural gas prices reduced net earnings by approximately $190 million, while lower liquids prices reduced net earnings by approximately $50 million. The Company's worldwide average natural gas price, including a benefit of 4 cents per Mcf from hedging activities, was $2.65 per Mcf for the nine months period of 2002, which was a decrease of 86 cents per Mcf or 25 percent from the $3.51 per Mcf, including a loss of six cents per Mcf from hedging activities, from the same period a year ago. In the nine months period of 2002, the Company's worldwide average liquids price was $21.77 per barrel, including a benefit of one cent per barrel from hedging activities, which was a decrease of

$2.12 per barrel, or 9 percent, from the $23.89 per barrel price, including a loss of 3 cents per barrel from hedging activities, from the same period a year ago.

The results in the nine months period of 2002 were impacted by lower natural gas production compared with the same period a year ago, which reduced net earnings, by approximately $165 million. Worldwide, net daily production in the nine months period of 2002 averaged 476,000 BOE per day, compared with 506,000 BOE per day a year ago. The lower production was principally in the Lower 48 operations, which reflected lower Gulf of Mexico natural gas production stemming from the decline in Muni field production (11 MMcf/d, net of royalty, in the nine months period of 2002 versus 107 MMcf/d, net of royalty, for the same period a year ago) and the reduction in the second-half 2001 drilling activity. The lower production in the Lower 48 operations was partially offset by higher production from International operations.

The results in the nine months period of 2002 included the $12 million after-tax impairment in Alaska and the $12 million after-tax restructuring provision for the Gulf Region business unit. The nine months period of 2002 included an after-tax loss of $5 million in mark-to-market accruals and realized gains/losses for non-hedge commodity derivatives by the Company's Northrock subsidiary, compared with an after-tax gain of $5 million in the same period a year ago.

These negative results in the nine months period of 2002 were partially offset by lower dry hole costs compared with the same period a year ago, which contributed approximately $40 million to net earnings. In addition, after-tax provisions for environmental and litigation matters were $56 million in the nine months period of 2002, compared with $71 million in the same period a year ago. The nine months period results of 2002 also included a $2 million after-tax gain from an insurance settlement reached with insurers for the recovery of amounts previously paid out for environmental pollution claims and related costs and a $2 million after-tax gain adjustment related to a Lower 48 prior year asset sale.

Discontinued Operations
-----------------------

The nine months period of 2002 included a $1 million after-tax gain from discontinued operations, related to a participation payment received from the purchaser of the Company's former West Coast refining, marketing and transportation assets covering price differences between California Air Resources Board Phase 2 gasoline and conventional gasoline. The total after-tax gain in the comparable period of 2001 was $16 million, or 6 cents per share (diluted).

Cumulative Effect of Accounting Change
--------------------------------------

In the first quarter of 2001, the Company recorded a one-time non-cash $1 million after-tax charge consisting of the cumulative effect of a change in accounting principle related to the initial adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities".

Revenues
--------

Total revenues from continuing operations for the third quarter of 2002 were $1.29 billion, compared with $1.58 billion for the same period a year ago. The decrease in the third quarter revenues primarily reflected lower domestic U.S. natural gas and liquids production and reduced marketing activity related to the Company's domestic equity crude production. For the nine months period of 2002, total revenues from continuing operations were $3.68 billion, compared with $5.49 billion for the same period a year ago. The decrease in the nine months revenues primarily reflected lower average hydrocarbon commodity prices, lower domestic natural gas production and reduced marketing activity related to the Company's domestic equity crude production.

Financial Condition
-------------------

Cash flows from operating activities, including discontinued operations and working capital and other changes, were $1.23 billion for the nine months period of 2002 compared to $1.78 billion in the same period a year ago. This decrease principally reflected the effects of lower worldwide average natural gas and liquids prices and lower production volumes.

Capital expenditures were $1.25 billion for the nine months period of 2002, compared with $1.26 billion during the same period a year ago. The 2001 capital spending excluded $536 million for major acquisitions.

The Company's total consolidated debt, including current maturities, at the end of September 2002, was $3.08 billion, compared with $2.91 billion at the end of 2001. This increase was primarily due to $437 million in commercial paper borrowings, the proceeds of which were used to refinance maturing debt and for general corporate purposes. The increase in the debt level from the commercial paper borrowing was partially offset by retiring $152 million in maturing medium-term notes during the nine months period of 2002. In addition, the Company's Northrock subsidiary redeemed its $35 million "Series A" and $40 million "Series B" senior U.S. dollar-denominated notes.

Fourth Quarter and Full Year 2002 Outlook
-----------------------------------------

The Company estimates net earnings per share to be between 50 and 60 cents in the fourth quarter of 2002. The fourth quarter forecast assumes average NYMEX benchmark prices of $29.75 per barrel of crude oil and $4.10 per million British thermal units ("MMBtus") for North America natural gas. The fourth quarter forecasted earnings are expected to change 4 cents per share for every $1 change in its average worldwide realized price for crude oil and 2 cents per share for every 10-cent change in the Company's average realized North America natural gas price. The fourth quarter forecast also includes pre-tax dry hole costs of $25 to $35 million. The Company estimates net earnings per share to be between $1.46 to $1.56 for the full year 2002.

Early in the fourth quarter of 2002, the Company sustained significant production losses in the Gulf of Mexico as a result of Hurricane Lili, which affected the Eastern Gulf of Mexico around the Company's production base in Ship Shoal, Eugene Island and South Marsh Island. Production shut-ins from the storm and the resulting damage to facilities will have a significant effect on fourth quarter 2002 production. Production losses from shut-ins began on October 2 and were as high as 75,000 BOE per day. By October 10 most of the shut-in production from facilities that did not sustain major damage was restarted. Approximately 15,000 BOE per day remains shut in as major facility damage assessments and recovery plans were being completed. The Company has insurance coverage for the damages incurred, subject to a $15 million deductible. The Eastern Gulf area is also where the Company was planning to spend the majority of its development and workover activities in the third and fourth quarters of 2002. A significant number of these projects are currently delayed pending facility repair. The impact of these project delays is estimated to be around 4,000 BOE per day.

The Company currently expects to resume production by the end of the year from the remaining damaged facilities. The Company estimates that hurricane-related impacts will lower fourth quarter production by 15,000 to 23,000 BOE per day. The Company was expecting production to be essentially flat with the third quarter, with seasonal declines in Thailand canceling out growth in Canada and Pure Resources. The Company's best estimates for fourth quarter production, including the effect of Hurricane Lili, are between 445,000 and 460,000 BOE per day. The full-year 2002 production forecast is expected to average between 469,000 and 472,000 BOE per day.

Recent declines in the equity markets and interest rates have had a negative impact on the Unocal Retirement Plan ("Plan"). The fair value of the pension trust assets at October 22, 2002 was below the Plan's accumulated benefit obligation. Without a substantial rebound in the equity markets before year-end, a calculation based on the current fair value of pension assets would require the Company to take an after-tax charge to stockholders' equity (accumulated other comprehensive income) at December 31, 2002 for an estimated amount of $330 million. The actual charge to accumulated other comprehensive income will vary primarily with future 2002 changes in the equity markets and the resultant change in the fair value of Plan assets, but will have no impact on 2002 net earnings.

For the full-year 2002, pension expense related to the Company's U.S. based employees is expected to be $14 million after-tax, an increase of approximately $25 million after-tax compared to the full-year 2001. Lower returns and declines on plan assets and the use of a lower discount rate to measure benefit-related liabilities are the principal factors behind the increase in current year expense. Furthermore, continued lower returns and declines on Plan assets would result in increased pension expense in future years and could result in accelerating the need to make cash contributions to the Plan.

2003 Production Outlook
-----------------------

The Company expects crude oil and natural gas production in 2003 to be between
2.5 percent and 5 percent above the 2002 level.

The production outlook is based on an expected capital budget of about $1.7 billion, essentially unchanged from 2002. Capital spending on major developments will continue to account for an increasingly larger percentage of the company's overall capital spending profile, at the expense of small, shorter term, production-adding projects.

The keystone of the 2003 production growth forecast is the start of new production from the deepwater West Seno oil and gas field in Indonesia, which is expected to come on line at the beginning of the second quarter of 2003. The Phase One development has peak production potential of more than 52,000 BOE per day net to Unocal, increasing to more than 65,000 BOE per day with Phase Two.

Modest growth is also expected in Thailand, with continued expected strong gas demand and the full-year effect of the Pailin 2 gas and Yala/Plamuk oil developments, which are currently producing at almost 24,000 BOE per day (net).

North America production is expected to be relatively unchanged from 2002, as anticipated increases in Canada are offset by declines in the Lower 48. This assumes a modest degree of success with the company's emerging deep shelf exploration program and does not include the impact of any divestitures that may occur.

Five-year Outlook
-----------------

Longer term, the Company sees five-year annual production growth rates of between 5 and 7 percent, fueled by the Company's backlog of major development projects.

Currently sanctioned projects include West Seno Phases One and Two, Azerbaijan International Operating Company ("AIOC") Phases One and Two, Mad Dog (Gulf of Mexico) and South Kenai (Alaska) gas. The Company expects to make sanction decisions on AIOC Phase Three, Ranggas and Merah Besar in Indonesia, K2 and Trident in the deepwater Gulf of Mexico, and Arthit in Thailand, each of which could impact production in the five-year timeframe.

Unocal will also continue to take steps to reduce the decline rate of its mature legacy production base. In North America, Unocal's current production base is equally split between the higher decline properties on the Gulf of Mexico shelf and the lower decline onshore U.S. and Canadian properties. Success with the deep-shelf program should have the effect of offsetting decline rates on the shelf while the company continues to grow its Canada and onshore U.S. positions.

In Indonesia, the company will begin substituting lower cost deepwater gas production for marginal shelf gas production beginning in 2003. In Thailand and Myanmar, decline rates are immaterial as production is managed as a function of market demand and there are hydrocarbon resources available to meet the existing sales contracts.
                                      -4-

Beyond 2007
-----------

The backlog of major projects extends well beyond the five-year horizon, and includes the monetization of gas fields in deepwater Indonesia, Bangladesh, and Vietnam. The next phase of Unocal's future will be characterized by bringing on existing major developments, sanctioning existing discoveries, continuing exploration programs, and moving the monetization of Asian gas resources forward.

CONSOLIDATED EARNINGS (UNAUDITED)                                                               UNOCAL CORPORATION

                                                                    For the Three Months    For the Nine Months
                                                                     Ended September 30,    Ended September 30,
                                                                   -----------------------------------------------
Millions of dollars except per share amounts                              2002        2001       2002        2001
------------------------------------------------------------------------------------------------------------------
Revenues
Sales and operating revenues                                           $ 1,287     $ 1,573    $ 3,660     $ 5,463
Interest, dividends and miscellaneous income                                (3)          8         17          27
Gain (loss) on sales of assets                                               1          (2)         2          (1)
------------------------------------------------------------------------------------------------------------------
      Total revenues                                                     1,285       1,579      3,679       5,489
Costs and other deductions
Crude oil, natural gas and product purchases                               401         617      1,124       2,141
Operating expense                                                          314         352        914       1,011
Administrative and general expense                                          34          25        114          96
Depreciation, depletion and amortization                                   245         246        724         714
Impairments                                                                  6           -         27           -
Dry hole costs                                                              40          53         81         140
Exploration expense                                                         60          61        180         172
Interest expense                                                            40          48        134         145
Property and other operating taxes                                           7          19         41          60
Distributions on convertible preferred securities of subsidiary trust        8           8         24          24
------------------------------------------------------------------------------------------------------------------
      Total costs and other deductions                                   1,155       1,429      3,363       4,503
Earnings from equity investments                                            35          37        123         128
------------------------------------------------------------------------------------------------------------------
Earnings from continuing operations before
     income taxes and minority interests                                   165         187        439       1,114
------------------------------------------------------------------------------------------------------------------
Income taxes                                                                68          77        203         447
Minority interests                                                          (2)          8          2          38
------------------------------------------------------------------------------------------------------------------
Earnings from continuing operations                                         99         102        234         629
Discontinued operations
  Refining, marketing and transportation
     Gain on disposal (net of tax)                                           -           -          1          16
------------------------------------------------------------------------------------------------------------------
Earnings from discontinued operations                                        -           -          1          16
Cumulative effect of accounting change                                       -           -          -          (1)
------------------------------------------------------------------------------------------------------------------
      Net earnings                                                        $ 99       $ 102      $ 235       $ 644
==================================================================================================================
Basic earnings per share of common stock (a)
      Continuing operations                                             $ 0.41      $ 0.42     $ 0.96      $ 2.59
      Net earnings                                                      $ 0.41      $ 0.42     $ 0.96      $ 2.65
Diluted earnings per share of common stock (b)
      Continuing operations                                             $ 0.41      $ 0.42     $ 0.96      $ 2.53
      Net earnings                                                      $ 0.41      $ 0.42     $ 0.96      $ 2.59
Cash dividends declared per share of common stock                       $ 0.20      $ 0.20     $ 0.60      $ 0.60
------------------------------------------------------------------------------------------------------------------

(a)  Basic weighted average shares outstanding  (in thousands)         244,664     243,601    244,503     243,426
(b)  Diluted weighted average shares outstanding (in thousands)        245,226     244,566    245,378     256,812

CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)                                      UNOCAL CORPORATION

                                                                At September 30,       At December  31,
Millions of dollars                                                         2002                   2001
--------------------------------------------------------------------------------------------------------
Assets
Cash and cash equivalents                                                  $ 275                  $ 190
Other current assets - net                                                   910                  1,105
Investments and long-term receivables - net                                1,549                  1,405
Properties - net                                                           7,784                  7,514
Other assets                                                                 282                    211
--------------------------------------------------------------------------------------------------------
   Total assets                                                         $ 10,800               $ 10,425
========================================================================================================

Liabilities and Stockholders' Equity
Current liabilities (a)                                                  $ 1,458                $ 1,422
Long-term debt and capital leases                                          3,070                  2,897
Deferred income taxes                                                        731                    627
Other deferred credits and liabilities                                     1,301                  1,314
Subsidiary stock subject to repurchase                                       111                     70
Minority interests                                                           425                    449

Convertible preferred securities of a subsidiary trust                       522                    522

Stockholders' equity                                                       3,182                  3,124
--------------------------------------------------------------------------------------------------------
   Total liabilities and stockholders' equity                           $ 10,800               $ 10,425
========================================================================================================

(a)  Includes current portion of Long-term debt of:                            8                      9

CONDENSED CONSOLIDATED CASH FLOWS (UNAUDITED)                                 UNOCAL CORPORATION

                                                                        For the Nine Months
                                                                        Ended September 30,
                                                                     ---------------------------
Millions of dollars                                                        2002            2001
------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
Net earnings                                                              $ 235           $ 644
Adjustments to reconcile net earnings to
   net cash provided by operating activities
      Depreciation, depletion and amortization                              724             714
      Impairments                                                            27               -
      Dry hole costs                                                         81             140
      Amortization of exploratory leasehold costs                            74              69
      Deferred income taxes                                                  25             113
      (Gain) loss on sales of assets (pre-tax)                               (2)              1
      (Gain) on disposal of discontinued operations (pre-tax)                (2)            (25)
      Earnings applicable to minority interests                               2              38
      Other                                                                 (56)            115
 Working capital and other changes related to operations                    124             (29)
------------------------------------------------------------------------------------------------
            Net cash provided by operating activities                     1,232           1,780
------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities
   Capital expenditures (includes dry hole costs)                        (1,248)         (1,257)
   Major acquisitions                                                         -            (536)
   Proceeds from sales of assets                                             61              26
   Proceeds from sale of discontinued operations                              3              25
------------------------------------------------------------------------------------------------
            Net cash used in investing activities                        (1,184)         (1,742)
------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities
   Long-term borrowings                                                     437             467
   Reduction of long-term debt and capital lease obligations               (267)           (221)
   Minority interests                                                        (6)            (17)
   Repurchases of common stock                                                -               -
   Proceeds from issuance of common stock                                    19              14
   Dividends paid on common stock                                          (147)           (146)
   Other                                                                      1               1
------------------------------------------------------------------------------------------------
         Net cash provided by financing activities                           37              98
------------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents                                    85             136
------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning of year                              190             235
------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                                $ 275           $ 371
================================================================================================

OPERATING HIGHLIGHTS                                                                     UNOCAL CORPORATION

                                                                  For the Three Months For the Nine Months
                                                                  Ended September 30,  Ended September 30,
                                                                  -----------------------------------------
                                                                      2002       2001      2002      2001
-----------------------------------------------------------------------------------------------------------
North America Net Daily Production
  Liquids (thousand barrels)
     Lower 48 (a) (b)                                                    52         60        54        58
     Alaska                                                              24         26        25        25
     Canada                                                              16         16        17        15
-----------------------------------------------------------------------------------------------------------
          Total liquids                                                  92        102        96        98
  Natural gas - dry basis (million cubic feet)
     Lower 48 (a) (b)                                                   716        939       740       922
     Alaska                                                              61         83        79       104
     Canada                                                              90         92        91       105
-----------------------------------------------------------------------------------------------------------
          Total natural gas                                             867      1,114       910     1,131
North America Average Prices (excluding hedging activities) (c) (d)
  Liquids (per barrel)
     Lower 48                                                       $ 24.76    $ 23.08   $ 22.19   $ 24.71
     Alaska                                                         $ 22.17    $ 21.58   $ 19.41   $ 22.18
     Canada                                                         $ 22.70    $ 20.89   $ 20.29   $ 20.74
          Average                                                   $ 23.70    $ 22.35   $ 21.12   $ 23.44
  Natural gas (per mcf)
     Lower 48                                                       $  2.95    $  2.71   $  2.77   $  4.71
     Alaska                                                         $  1.20    $  1.57   $  1.48   $  1.30
     Canada                                                         $  2.08    $  2.69   $  2.38   $  4.90
          Average                                                   $  2.73    $  2.62   $  2.61   $  4.40
-----------------------------------------------------------------------------------------------------------
North America Average Prices (including hedging activities) (c) (d)
  Liquids (per barrel)
     Lower 48                                                       $ 24.74    $ 23.11   $ 22.22   $ 24.63
     Alaska                                                         $ 22.17    $ 21.58   $ 19.41   $ 22.18
     Canada                                                         $ 22.70    $ 20.89   $ 20.29   $ 20.74
          Average                                                   $ 23.69    $ 22.37   $ 21.14   $ 23.39
  Natural gas (per mcf)
     Lower 48                                                       $  2.97    $  2.97   $  2.86   $  4.76
     Alaska                                                         $  1.20    $  1.57   $  1.48   $  1.30
     Canada                                                         $  2.10    $  2.76   $  2.44   $  3.40
          Average                                                   $  2.74    $  2.85   $  2.69   $  4.29
-----------------------------------------------------------------------------------------------------------

(a)  Includes proportional shares of production of equity investees.
(b)  Includes minority interest shares of :
                                                            Liquids       8          9         8         9
                                                        Natural gas      94        111        96       100
                                             Barrels oil equivalent      24         27        24        25
(c)  Excludes Trade segment margins.
(d)  Excludes gains/losses on derivative positions not accounted for as hedges and ineffective portions of hedges.

OPERATING HIGHLIGHTS (CONTINUED)                                                         UNOCAL CORPORATION

                                                                  For the Three Months For the Nine Months
                                                                  Ended September 30,  Ended September 30,
                                                                  -----------------------------------------
                                                                      2002       2001      2002      2001
-----------------------------------------------------------------------------------------------------------
International Net Daily Production (e)
  Liquids  (thousand barrels)
     Far East                                                            52         49        53        49
     Other (a)                                                           20         19        20        19
-----------------------------------------------------------------------------------------------------------
          Total liquids                                                  72         68        73        68
  Natural gas - dry basis (million cubic feet)
     Far East                                                           859        833       855       845
     Other (a)                                                           83         66        79        64
-----------------------------------------------------------------------------------------------------------
          Total natural gas                                             942        899       934       909
International Average Prices (f)
  Liquids (per barrel)
     Far East                                                       $ 23.93    $ 23.04   $  21.95  $ 24.02
     Other                                                          $ 26.94    $ 25.27   $  24.62  $ 26.04
          Average                                                   $ 24.80    $ 23.65   $  22.62  $ 24.60
  Natural gas (per mcf)
     Far East                                                       $  2.68    $  2.62   $   2.59  $  2.54
     Other                                                          $  2.80    $  2.80   $   2.70  $  2.90
          Average                                                   $  2.69    $  2.63   $   2.60  $  2.57
-----------------------------------------------------------------------------------------------------------
Worldwide Net Daily Production (a) (b) (e)
  Liquids  (thousand barrels)                                           164        170        169      166
  Natural gas - dry basis (million cubic feet)                        1,809      2,013      1,844    2,040
  Barrels oil equivalent (thousands)                                    466        506        476      506
Worldwide Average Prices (excluding hedging activities) (c) (d)
  Liquids (per barrel)                                              $ 24.20    $ 22.86   $  21.76 $  23.92
  Natural gas (per mcf)                                             $  2.71    $  2.63   $   2.61 $   3.57
Worldwide Average Prices (including hedging activities) (c) (d)
  Liquids (per barrel)                                              $ 24.19    $ 22.87   $  21.77  $ 23.89
  Natural gas (per mcf)                                             $  2.72    $  2.75   $   2.65  $  3.51
-----------------------------------------------------------------------------------------------------------

(a)  Includes proportional shares of production of equity investees.
(b)  Includes minority interest shares of :
                                                            Liquids       8          9         8         9
                                                        Natural gas      94        111        96       100
                                             Barrels oil equivalent      24         27        24        25
(c)  Excludes Trade segment margins.
(d)  Excludes gains/losses on derivative positions not accounted for as hedges and ineffective portions of hedges.
(e)  International production is  presented utilizing the economic interest method.
(f)  International did not have any hedging activities.

                                      -10-

This filing contains certain forward-looking statements about Unocal's expected earnings, production rates, commodity prices, capital spending, insurance recoveries, dry hole costs, future operations, possible development activities and business transactions. These statements are not guarantees of future performance. The statements are based upon Unocal's current expectations and beliefs and are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the forward looking statements. Actual results could differ materially as a result of factors discussed in Unocal's amended 2001 Annual Report on Form 10-K/A and subsequent reports.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.




                                           UNOCAL CORPORATION
                                           ------------------
                                           (Registrant)




Date:  October 24, 2002                  By:  /s/ JOHN A. BRIFFETT
-------------------------                  ------------------------
                                           John A. Briffett
                                           Assistant Comptroller

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